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                                                                    EXHIBIT 5.1

March 18, 2002

iVillage Inc.
500-512 Seventh Avenue
New York, New York 10018


Re:      iVillage Inc. Registration Statement on Form S-4
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Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") to be filed by iVillage Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of up to 2,692,308 shares of the Company's common stock issuable in connection with the Exchange Offer (as defined below) and the subsequent Merger (as defined below) (the "Shares"). The Shares are issuable pursuant to an Agreement and Plan of Merger (the "Agreement"), dated February 11, 2002, and as amended on March 13, 2002 among the Company, Virgil Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Promotions.com, Inc., a Delaware corporation ("Promotions.com"). Pursuant to the Agreement, the Company, through Merger Sub, will offer to exchange the Shares plus a per share cash amount for all of Virgil's outstanding common stock and associated preferred share purchase rights (the "Exchange Offer"). If completed, the Exchange Offer will be followed by a merger of Merger Sub with and into Promotions.com (the "Merger").

In rendering this opinion, we have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and
(c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the Shares issuable by the Company pursuant to the Agreement, when issued in accordance with the provisions of the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

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iVillage Inc.
March 18, 2002
Page 2


We express no opinion as to matters of law in jurisdictions other than the federal securities laws of the United States and the law of the State of Delaware.

This opinion is rendered solely for your use as an exhibit to the Registration Statement and may not be relied upon for any other purpose.

Very truly yours,




/s/ Orrick, Herrington & Sutcliffe LLP
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    Orrick, Herrington & Sutcliffe LLP